EMPLOYMENT AGREEMENT

This employment agreement (hereinafter referred to as the “Agreement”) has been entered into this 22nd day of February 2010 by and between SCM Microsystems, Inc., under Delaware law, having its principal executive offices at 1900-B Carnegie Ave., Santa Ana, CA 92705, United States of America (hereinafter together with all the companies directly and indirectly controlled by it referred to as the “Company”) and Joseph Tassone, being resident at 38 Robinson Dr., Bedford, MA 01730 (hereinafter referred to as the “Executive”).

Joseph Tassone has been appointed Executive Vice President of Technology and Product Management of the Company, responsible for technology cross fertilization between business units, effective utilization of R&D resources and supporting the M&A strategy of the Company and other duties as maybe assigned by the Chairman, CEO and CFO / COO.

1. POSITION AND RESPONSIBILITIES

Executive shall serve the Company in the capacity of Executive Vice President for Technology and Product Management and shall fully and faithfully perform such duties and exercise such powers as are incidental to such position including those duties set out in the following paragraphs in connection with the business of the Company and its affiliates.

Executive will work closely with the Company and its respective group companies supporting their individual technology choices and cross fertilizing and supporting the Company on methodology and project control. Executive shall be responsible for reviewing, supporting and facilitating launch, rationalization management of products and will work closely with the subsidiary companies on constant improvement of the process of conceptualization of new products and management of interface to the technology center. Executive shall be responsible for managing the IT services at the corporate level and for improvement and compliance at subsidiary level. Executive shall be part of the core management team and work closely with the Chairman, CEO and CFO / COO of the Company.

Executive shall fully and faithfully perform such duties and fulfil such obligations, as are commensurate with his appointment as Executive. Executive shall devote his full attention by using his best efforts to apply his skills and experience to perform his duties hereunder and promote the interests of the business and projects of the Company.

The Executive acknowledges that he may be required to work beyond the normal work week for the proper performance of his duties, and that he shall not receive further remuneration in respect of such additional hours.

The Executive shall be normally based at the company operational headquarters in Munich however the Company will cover all reasonable travel and communication costs originating from Boston.

The Executive agrees to travel on the Company’s business as may be required for the proper performance of his duties under this Agreement.

2. COMPENSATION

a) Fixed salary: During the term of this Agreement, the Executive shall be paid an amount of USD 168,000 per year, payable in 12 equal monthly instalments, as fixed salary, less the Executive’s share of social costs.

b) Bonus: For services rendered during the term of this Agreement the Executive shall be paid an annual bonus (hereinafter referred to as the “Bonus”) depending on EBIT growth both organic and acquisitive allowing for 100% of salary to be received 50% cash and 50% in shares of the Company with a 36 months lock up or deferral. The exact amount of the Bonus and the criteria for achieving the bonus shall be subject to change and shall be determined by the CEO & Chairman and the compensation committee of the Company.

c) Peak Bonus: For services rendered during the term of this Agreement the Executive shall be paid a peak bonus (hereinafter referred to as the “Peak Bonus”) on achieving further growth of the EBIT figure of the Company and the share price of the Company payable in 36 months options, vesting after 12 months equivalent in number to salary and bonus in USD. For example if the annual salary amounts to USD 100,000 and the Bonus to USD 75,000 then the Executive will be entitled to get the equivalent of 175,000 share options. The Executive acknowledges and agrees that the exact structure of the Peak Bonus may have to be adjusted to fit with applicable stock exchange requirements and that the exact amount of the Peak Bonus and the criteria for achieving the Peak Bonus shall be subject to change and shall be determined by the CEO & Chairman and the compensation committee of the Company.

3. BENEFITS, PERQUISITES AND BUSINESS EXPENSES

a) The Executive shall be entitled to participate in any Stock Option Plan of the Company on such terms as may be determined by the Chairman or the Board of Directors of the Company.

b) The Executive shall be entitled to be reimbursed for all reasonable expenses incurred by the Executive in connection with the conduct of the business of the Company pursuant to this Agreement. Such expenses shall be reimbursed within thirty (30) days following presentation of sufficient evidence of such expenditures.

c) The Company shall provide the Executive with its standard health insurance and other customary benefits which are subject to change from time to time at the discretion of the Company.

d) The Executive shall be entitled to four (4) weeks of paid vacation per annum in addition to all the local holidays in Boston, USA.

4. TERMINATION

a) Termination by the Company without cause: The Company shall be entitled to terminate this Agreement at any time without cause by giving the Executive six (6) months prior written notice of the termination but the Company shall be required to continue to pay the Executive’s monthly fixed salary and the bonus payments pro rata until the end of the notice period.

b) Termination by the Company for cause: The Company shall be entitled to terminate this Agreement for cause at any time without notice and without any payment in lieu of notice. In the event of termination for cause, the Company’s obligations hereunder shall immediately cease and terminate and Executive shall be immediately relieved of all of his responsibilities and authorities as an officer, director and employee of the Company and as an officer, director and employee of each and every affiliate in the Company and in such an event there will be no continued monthly fee or any other payments by the Company to the Executive. For purposes of this paragraph 5(b), “cause” shall include, without limitation, the following circumstances,

i)	The Executive has committed a criminal offence involving moral turpitude or has improperly enriched himself at the expense of the Company.

ii)	Executive, in carrying out his duties hereunder, (i) has been wilfully and grossly negligent, or (ii) has committed wilful and gross misconduct or, (iii) has failed to comply with a lawful instruction or directive from the Chairman, CEO or the COO of the Company and which is not otherwise cured within thirty (30) days of notice of such breach,

iii)	The Executive has breached a material term of this Agreement and which is not cured within ninety (90) days.

Termination of this Agreement for cause shall be effective upon the date of the notice of termination given to the Executive and the lapse of any applicable cure period without remedy of the matters set out in such notice.

c) Effect of Termination: The Executive agrees that, upon termination of this Agreement for any reason whatsoever, Executive shall thereupon be deemed to have immediately resigned any position that Executive may have as an officer, director or employee of the Company and each and every affiliate of the Company. In such event, Executive shall, at the request of the Company or any affiliate in the Company, forthwith execute any and all documents appropriate to evidence such resignation. The Executive shall not be entitled to any payment in respect of such resignation in addition to those provided for herein, except as expressly provided for pursuant to any other agreement entered into with any affiliate in the Company.

d) Survival of Terms: It is expressly agreed that notwithstanding termination of this Agreement for any reason or cause or in any circumstances whatsoever, such termination shall be without prejudice to the rights and obligations of the Executive and the Company respectively in relation to the time up to and including the date of termination and the provisions of paragraphs 3(b), 7 and 8 of this Agreement, all of which shall remain and continue in full force and effect.

5. CONFIDENTIAL INFORMATION

a) The Executive agrees not to disclose, either during the term of this Agreement or at any time for a period of three years thereafter, to any person not employed by the Company or by any affiliate of the Company or not engaged to render services to the Company or to any affiliate in the Company, any trade secrets or confidential information of or relating to the Company or any affiliate of the Company obtained by the Executive during the term hereof; provided, however, that this provision shall not preclude the Executive from the use or disclosure of information known generally to the public (other than that which the Executive may have disclosed in breach of this Agreement) or of information required to be disclosed by law or court order applicable to the Executive or information authorized to be disclosed by the Chairman, CEO or the COO of the Company.

b) The Executive also agrees that upon termination of this Agreement for any reason whatsoever, Executive will not take, without the prior written consent of the Chairman, CEO and CFO / COO of the Company, any drawing, blueprint, specification, report or other document belonging or relating to the Company or to any affiliate in the Company.

6. NON-COMPETITION, NON-SOLICITATION

a) The Executive agrees that during the period of this Agreement, the Executive shall not engage in or participate in any entity in any industry that competes, directly or indirectly, with the businesses of the Company or any affiliate in the Company. The Executive agrees that during the period of this Agreement and for 36 months thereafter, the Executive shall not solicit any business or any employee or any consultant from the Company or any of its affiliates.

b) During the Term of this Agreement the Executive undertakes to seek the prior written approval of the Chairman, CEO or CFO / COO of the Company before accepting any new board or advisory positions.

7. NOTICES

Any notices, requests, demands or other communications provided for by this Agreement shall be in writing and shall be sufficiently given when and if mailed by registered or certified mail, return receipt requested, postage prepaid, or sent by personal delivery, overnight courier or by facsimile to the party entitled thereto at the address stated at the beginning of this Agreement or at such other address as the parties may have specified by similar notice.

Any such notice shall be deemed delivered on the tenth business day following the mailing thereof if delivered by prepaid post or if given by means of personal delivery on the day of delivery thereof or if given by means of courier or facsimile transmission on the first business day following the dispatch thereof.

8. ASSIGNMENT

Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party and shall, subject to the foregoing, ensure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9. APPLICABLE LAW

This Agreement shall be deemed a contract under, and for all purposes shall be governed by and construed in accordance with the law of California, United States of America.

10. ARBITRATION

In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences shall be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The proceedings shall be held in the English language and the seat of the arbitral tribunal shall be in the city of Los Angeles, CA, USA, with one arbitrator and with each party bearing their own costs.

11. AMENDMENT OR MODIFICATION; WAIVER

No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Company (including any authorized officer or committee of the Board of Directors) and signed by the Executive. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar breach, condition or provision at the same time or at any prior or subsequent time.

12. ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

In witness whereof, the parties hereto have duly executed this Agreement in two counterparts on the date first above written.

SCM Microsystems, Inc.	EXECUTIVE
By: /s/ Ayman S. Ashour	By: /s/ Joseph Tassone

Name: Ayman S. Ashour	Name: Joseph Tassone

Title: Chairman of the Board